Exhibit 99.1
Contact: Spencer Kurn
Senior Vice President, Investor Relations
Telephone: (617) 375-7517
AMERICAN TOWER CORPORATION REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

CONSOLIDATED HIGHLIGHTS
Second Quarter 2026
●	Total revenue increased 4.7% to $2,749 million
●	Total property revenue increased 6.3% to $2,688 million
●	Net income increased 133.2% to $888 million(1)
●	Adjusted EBITDA increased 3.2% to $1,808 million
●	Net income attributable to AMT common stockholders increased 136.5% to $868 million(1)
●	AFFO attributable to AMT common stockholders increased 3.8% to $1,264 million
Boston, Massachusetts – July 28, 2026: American Tower Corporation (NYSE: AMT) today reported financial results for the quarter ended June 30, 2026.
Steve Vondran, American Tower’s Chief Executive Officer, stated, “We delivered another strong quarter, driven by robust leasing demand across our global tower portfolio, record leasing activity at CoreSite, and continued operational excellence. This momentum translated into mid-single-digit AFFO per share growth, normalized for one-time DISH churn, and enabled us to raise our full-year outlook for the second time this year.
The outlook for digital infrastructure remains exceptionally compelling. Mobile data consumption continues to grow at an extraordinary pace, cloud adoption remains strong, AI-driven applications are rapidly scaling, and network architectures are evolving to support a more connected and data-intensive world. We believe these powerful secular trends are creating a multi-year demand cycle for the digital infrastructure that underpins the global economy.
With our unmatched portfolio of communications towers and highly interconnected data centers, American Tower is uniquely positioned at the intersection of wireless, cloud, and AI. As our customers invest to expand capacity, increase network density, and accelerate digital transformation, we believe we are well positioned to capture that growth, strengthen our market leadership, and deliver sustainable long-term value for our shareholders.”
CONSOLIDATED OPERATING RESULTS OVERVIEW
American Tower generated the following operating results for the quarter ended June 30, 2026 (all comparative information is presented against the quarter ended June 30, 2025).

($ in millions, except per share amounts.)	Q2 2026	Growth Rate
Total revenue	$2,749	4.7%
Total property revenue	$2,688	6.3%
Total Tenant Billings Growth	$46	2.4%
Organic Tenant Billings Growth	$34	1.7%
Property Gross Margin	$1,980	4.9%
Property Gross Margin %	73.7%
Net income(1)	$888	133.2%
Net income attributable to AMT common stockholders(1)	$868	136.5%
Net income attributable to AMT common stockholders per diluted share(1)	$1.86	138.5%
Adjusted EBITDA	$1,808	3.2%
Adjusted EBITDA Margin %	65.8%

Nareit Funds From Operations (FFO) attributable to AMT common stockholders(1)	$1,249	63.4%
AFFO attributable to AMT common stockholders	$1,264	3.8%
AFFO attributable to AMT common stockholders per Share	$2.71	4.2%
Cash provided by operating activities	$1,487	16.0%
Less: total cash capital expenditures(2)	$329	5.1%
Free Cash Flow	$1,158	19.6%
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(1)Q2 2026 growth rates impacted by foreign currency gains of approximately $42.1 million in the current period as compared to foreign currency losses of $(484.0) million in the prior-year period.
(2)Q2 2026 cash capital expenditures include $7.9 million of finance lease and perpetual land easement payments reported in cash flows from financing activities in the condensed consolidated statements of cash flows.

Please refer to “Non-GAAP and Defined Financial Measures” below for definitions and other information regarding the Company’s use of non-GAAP measures. For financial information and reconciliations to GAAP measures, please refer to the “Unaudited Selected Consolidated Financial Information” below.

CAPITAL ALLOCATION OVERVIEW
Distributions – During the quarter ended June 30, 2026, the Company declared the following regular cash distributions to its common stockholders:

Common Stock Distributions	Q2 2026(1)
Distributions per share	$1.79
Aggregate amount (in millions)	$834.1
Year-over-year per share growth	5.3%
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(1)    The distribution declared on May 21, 2026 was paid on July 13, 2026 to stockholders of record as of the close of business on June 12, 2026.

Stock Repurchase Program – During the second quarter of 2026, the Company repurchased a total of approximately 0.1 million shares of its common stock for an aggregate of approximately $19 million, including commissions and fees.

Divestitures – On June 15, 2026, the Company completed the sale of its subsidiary in the Philippines (“ATC Philippines”) for a total consideration of $75.6 million at the date of closing. On June 29, 2026, the Company completed the sale of its controlling interest in Kirtonkhola Tower Bangladesh Limited (“KTBL”) for total consideration of $6.9 million at the date of closing.

Capital Expenditures – During the second quarter of 2026, total capital expenditures were approximately $329 million, of which $47 million was for non-discretionary capital improvements and corporate capital expenditures. For additional capital expenditure details, please refer to the supplemental disclosure package available on the Company’s website.

LEVERAGE AND FINANCING OVERVIEW
Leverage – For the quarter ended June 30, 2026, the Company’s Net Leverage Ratio was 4.9x net debt (total debt less cash and cash equivalents) to second quarter 2026 annualized Adjusted EBITDA.

Calculation of Net Leverage Ratio ($ in millions, totals may not add due to rounding.)	As of June 30, 2026
Total debt	$37,190
Less: Cash and cash equivalents	1,763
Net Debt	$35,427
Divided By: Second quarter annualized Adjusted EBITDA(1)	7,233
Net Leverage Ratio	4.9x
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(1)Q2 2026 Adjusted EBITDA multiplied by four.
Liquidity and Financing Activities – As of June 30, 2026, the Company had approximately $9.9 billion of total liquidity, consisting of approximately $1.8 billion in cash and cash equivalents plus the ability to borrow an aggregate of approximately $8.2 billion under its revolving credit facilities, net of any outstanding letters of credit.
On April 14, 2026, the Company repaid $700.0 million aggregate principal amount of its 1.600% senior unsecured notes due April 15, 2026 upon their maturity.
On May 7, 2026, the Company amended its $6.0 billion senior unsecured multicurrency revolving credit facility, as amended and restated in December 2021, as further amended (the “2021 Multicurrency Credit Facility”), its $4.0 billion senior unsecured revolving credit facility, as amended and restated in December 2021, as further amended, and its $1.0 billion term loan, as amended and restated in December 2021, as further amended (collectively, the “Loans”), to, among other things, extend the maturity dates under the Loans, and to include limited conditionality provisions in the 2021 Multicurrency Credit Facility, permitting the Company to borrow up to $5.0 billion in connection with certain acquisitions subject to such limited conditionality provisions.
On May 21, 2026, the Company repaid €500.0 million aggregate principal amount of its 1.950% senior unsecured notes due May 22, 2026 upon their maturity.
On May 27, 2026, the Company issued €750.0 million (approximately $872.0 million at the date of issuance) aggregate principal amount of 4.000% senior unsecured notes due 2033. The net proceeds from this offering were used to repay existing indebtedness under the 2021 Multicurrency Credit Facility and to partially redeem the 4.125% Notes. On June 18, 2026, the Company redeemed €250.0 million of its 4.125% senior unsecured notes due May 16, 2027 (the “4.125% Notes”). Upon completion of this partial redemption, €350.0 million aggregate principal amount of the 4.125% Notes remain outstanding.

FULL YEAR 2026 OUTLOOK

The following full year 2026 estimates are based on a number of assumptions that management believes to be reasonable and reflect the Company’s expectations as of July 28, 2026. Actual results may differ materially from these estimates as a result of various factors, and the Company refers you to the cautionary language regarding “forward-looking statements” included in this press release when considering this information.
The Company’s outlook is based on the following average foreign currency exchange rates to 1.00 U.S. Dollar for July 28, 2026 through December 31, 2026: (a) 1,527 Argentinean Pesos; (b) 5.15 Brazilian Reais; (c) 1.37 Canadian Dollars; (d) 895 Chilean Pesos; (e) 3,700 Colombian Pesos; (f) 0.86 Euros; (g) 11.80 Ghanaian Cedis; (h) 135 Kenyan Shillings; (i) 17.50 Mexican Pesos; (j) 1,380 Nigerian Naira; (k) 6,300 Paraguayan Guarani; (l) 3.45 Peruvian Soles; (m) 16.60 South African Rand; (n) 3,770 Ugandan Shillings; and (o) 560 West African CFA Francs.
The Company’s outlook reflects estimated positive impacts of foreign currency exchange rate fluctuations to total property revenue, Adjusted EBITDA, AFFO attributable to AMT common stockholders and AFFO attributable to AMT common stockholders per Share of approximately $35 million, $22 million, $29 million and $0.06 per Share, respectively, relative to the Company’s prior 2026 outlook. The impact of foreign currency exchange rate fluctuations on net income metrics is not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort.
As a result of the estimated positive foreign currency exchange rate fluctuations described above, Data Center outperformance and one-time expense benefits, the Company is raising the midpoints of its full year 2026 outlook for property revenue, Adjusted EBITDA, AFFO attributable to AMT common stockholders and AFFO attributable to AMT common stockholders per Share by $110 million, $45 million, $45 million and $0.09, respectively. The Company is increasing the midpoint for net income and net income attributable to AMT common stockholders by $255 million and $235 million, respectively, primarily due to unrealized foreign currency gains.
Additional information pertaining to the impact of foreign currency and Secured Overnight Financing Rate fluctuations on the Company’s outlook has been provided in the supplemental disclosure package available on the Company’s website.

2026 Outlook: ($ in millions, except per share amounts.)	Full Year 2026			Midpoint Growth Rates vs. Prior Year
Total property revenue(1)(2)	$10,695	to	$10,845	4.5%
Net income	3,270	to	3,350	25.9%
Net income attributable to AMT common stockholders	3,200	to	3,280	28.1%
Adjusted EBITDA(3)	7,240	to	7,310	2.0%
AFFO attributable to AMT common stockholders	5,135	to	5,215	2.7%
AFFO attributable to AMT common stockholders per Share	$11.00	to	$11.17	3.0%
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(1)Includes U.S. & Canada segment property revenue of $5,060 million to $5,120 million, Latin America property revenue of $1,790 million to $1,810 million, Africa & APAC property revenue of $1,620 million to $1,640 million, Europe property revenue of $1,025 million to $1,055 million and Data Centers segment property revenue of $1,200 million to $1,220 million, reflecting midpoint growth rates of (3.0)%, 9.6%, 14.6%, 10.9% and 14.9%, respectively. The U.S. & Canada growth rate includes an estimated negative impact of over 3% associated with a decrease in non-cash straight-line revenue recognition. Data Centers segment property revenue reflects revenue from the Company’s data center facilities and related assets.
(2)Property revenue growth rate includes an estimated negative impact of approximately 2% associated with a decrease in straight-line revenue recognition.
(3)Adjusted EBITDA growth rate includes an estimated negative impact of approximately 2% associated with a decrease in net straight-line revenue recognition.

2026 Outlook for Total Property revenue, at the midpoint, includes the following components(1): ($ in millions, totals may not add due to rounding.)	U.S. & Canada Property(2)	Latin America Property	Africa & APAC Property	Europe Property	Data Centers Property(3)	Total Property
International pass-through revenue	N/A	$516	$478	$230	N/A	$1,224
Straight-line revenue	(124)	3	33	3	19	(66)
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(1)For additional discussion regarding these components, please refer to “Revenue Components” below.
(2)U.S. & Canada property revenue includes revenue from all assets in the United States and Canada, other than data center facilities and related assets.
(3)Data Centers property revenue reflects revenue from the Company’s data center facilities and related assets.

2026 Outlook for Total Tenant Billings Growth, at the midpoint, includes the following components(1): (Totals may not add due to rounding.)	U.S. & Canada Property	Latin America Property	Africa & APAC Property	Europe Property	Total Property
Organic Tenant Billings	~0.5%	(~3%)	~8.5%	~4%	~1%
New Site Tenant Billings	~0%	~0%	~3.5%	~6%	~1%
Total Tenant Billings Growth	~0.5%	(~3%)	~12%	~10%	~2%
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(1)For additional discussion regarding the component growth rates, please refer to “Revenue Components” below. Tenant Billings Growth is not applicable to the Data Centers segment. For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.

Outlook for Capital Expenditures: ($ in millions, totals may not add due to rounding.)
	Full Year 2026
Discretionary capital projects(1)	$1,050	to	$1,080
Ground lease purchases	200	to	220
Start-up capital projects	35	to	55
Redevelopment	335	to	365
Capital improvement	170	to	180
Corporate	15	–	15
Total	$1,805	to	$1,915
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(1)Includes the construction of 1,700 to 2,300 communications sites globally and $695 million of development spend in the Company’s Data Centers segment.

Reconciliation of Outlook for Adjusted EBITDA to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2026
Net income	$3,270	to	$3,350
Interest expense	1,450	to	1,430
Depreciation, amortization and accretion	2,055	to	2,065
Income tax provision	490	–	490
Stock-based compensation expense	145	–	145
Other, including other operating expenses, interest income, (gain) loss on retirement of long-term obligations and other (income) expense	(170)	–	(170)
Adjusted EBITDA	$7,240	to	$7,310

Reconciliation of Outlook for AFFO attributable to AMT common stockholders to Net income: ($ in millions, except share and per share data, totals may not add due to rounding.)
	Full Year 2026
Net income	$3,270	to	$3,350
Straight-line revenue	66	–	66
Straight-line expense	34	–	34
Depreciation, amortization and accretion	2,055	to	2,065
Stock-based compensation expense	145	–	145
Deferred portion of income tax and other income tax adjustments	151	–	151
Other, including other operating expense, amortization of deferred financing costs, debt discounts and premiums, (gain) loss on retirement of long-term obligations, other (income) expense and long-term deferred interest charges	34	–	34
Capital improvement capital expenditures	(170)	to	(180)
Corporate capital expenditures	(15)	–	(15)
Adjustments and distributions for unconsolidated affiliates and noncontrolling interests	(435)	–	(435)
AFFO attributable to AMT common stockholders	$5,135	to	$5,215
Divided by weighted average diluted shares outstanding (in thousands)	467,000	–	467,000
AFFO attributable to AMT common stockholders per Share	$11.00	to	$11.17

Reconciliation of Outlook for EBITDA to AFFO attributable to AMT common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share: ($ in millions, except share and per share data, totals may not add due to rounding.)

	Full Year 2026
Adjusted EBITDA	$7,240	to	$7,310
Straight-line revenue	66	–	66
Straight-line expense	34	–	34
Cash interest expense	(1,400)	to	(1,380)
Interest income	154	–	154
Cash paid for income taxes	(339)	–	(339)
Capital improvement capital expenditures	(170)	to	(180)
Corporate capital expenditures	(15)	–	(15)
Adjustments and dividends from non-controlling interest	(435)	–	(435)
AFFO Attributable to Common Stockholders	$5,135	to	$5,215
Divided by weighted average shares outstanding	467,000	–	467,000
AFFO attributable to AMT common stockholders per Share	$11.00	to	$11.17

Conference Call Information
American Tower will host a conference call today at 8:30 a.m. ET to discuss its financial results for the quarter ended June 30, 2026 and its updated outlook for 2026. Supplemental materials for the call will be available on the Company’s website, www.americantower.com.

Pre-Registration Link for Dial-in Access
Participants can pre-register for the conference call here to receive dial-in information and a personalized PIN.

Access via Webcast
The earnings call will be broadcast live (listen only) and can be replayed shortly after the conclusion of the call via the Investor Relations webcast at https://www.americantower.com/investor-relations/webcasts.

About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 148,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations hub at www.americantower.com.

Non-GAAP and Defined Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, the Company has presented the following Non-GAAP and Defined Financial Measures: Segment Gross Margin, Segment Operating Profit, Segment Operating Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Nareit Funds From Operations (FFO) attributable to American Tower Corporation common stockholders, Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders, AFFO attributable to American Tower Corporation common stockholders per Share, Free Cash Flow, Net Debt and Net Leverage Ratio. In addition, the Company presents: Tenant Billings, Tenant Billings Growth, Organic Tenant Billings Growth and New Site Tenant Billings Growth.
These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company's core businesses and are commonly used across its industry peer group. As outlined in detail below, the Company believes that these measures can assist in comparing company performance on a consistent basis irrespective of depreciation and amortization or capital structure, while also providing valuable incremental insight into the underlying operating trends of its business.
Depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors, including historical cost basis, are involved. The Company's Non-GAAP and Defined Financial Measures may not be comparable to similarly titled measures used by other companies.
Revenue Components
In addition to reporting total revenue, the Company believes that providing transparency around the components of its revenue provides investors with insight into the indicators of the underlying demand for, and operating performance of, its real estate portfolio. Accordingly, the Company has provided disclosure of the following revenue components: (i) Tenant Billings; (ii) New Site Tenant Billings; (iii) Organic Tenant Billings; (iv) International pass-through revenue; (v) Straight-line revenue; (vi) Pre-paid amortization revenue; (vii) Foreign currency exchange impact; and (viii) Other revenue.
Tenant Billings: The majority of the Company’s revenue is generated from non-cancellable, long-term tenant leases. Revenue from Tenant Billings reflects several key aspects of the Company’s real estate business: (i) “colocations/amendments” reflects new tenant leases for space on existing sites and amendments to existing leases to add additional tenant equipment; (ii) “escalations” reflects contractual increases in billing rates, which are typically tied to fixed percentages or a variable percentage based on a consumer price index; (iii) “cancellations” reflects the impact of tenant lease terminations or non-renewals or, in limited circumstances, when the lease rates on existing leases are reduced; and (iv) “new sites” reflects the impact of new property construction and acquisitions.
New Site Tenant Billings: Day-one Tenant Billings associated with sites that have been built or acquired since the beginning of the prior-year period. Incremental colocations/amendments, escalations or cancellations that occur on these sites after the date of their addition to our portfolio are not included in New Site Tenant Billings. In certain cases, this could also include the net impact of certain divestitures. The Company believes providing New Site Tenant Billings enhances an investor’s ability to analyze the Company’s existing real estate portfolio growth as well as its development program growth, as the Company’s construction and acquisition activities can drive variability in growth rates from period to period.
Organic Tenant Billings: Tenant Billings on sites that the Company has owned since the beginning of the prior-year period, as well as Tenant Billings activity on new sites that occurred after the date of their addition to the Company’s portfolio.
International pass-through revenue: A portion of the Company’s pass-through revenue is based on power and fuel expense reimbursements and therefore subject to fluctuations in fuel prices. As a result, revenue growth rates may fluctuate depending on the market price for fuel in any given period, which is not representative of the Company’s real estate business and its economic exposure to power and fuel costs. Furthermore, this expense reimbursement mitigates the economic impact associated with fluctuations in operating expenses, such as power and fuel costs and land rents in certain of the Company’s markets. As a result, the Company believes that it is appropriate to provide insight into the impact of pass-through revenue on certain revenue growth rates.
Straight-line revenue: Under GAAP, the Company recognizes revenue on a straight-line basis over the term of the contract for certain of its tenant leases. Due to the Company’s significant base of non-cancellable, long-term tenant leases, this can result in significant fluctuations in growth rates upon tenant lease signings and renewals (typically increases), when amounts billed or received upfront upon these events are initially deferred. These signings and renewals are only a portion of the Company’s underlying business growth and can distort the underlying performance of our Tenant Billings Growth. As a result, the Company believes that it is appropriate to provide insight into the impact of straight-line revenue on certain growth rates in revenue and select other measures.
Pre-paid amortization revenue: The Company recovers a portion of the costs it incurs for the redevelopment and development of its properties from its tenants. These upfront payments are then amortized over the initial term of the corresponding tenant lease. Given this amortization is not necessarily directly representative of underlying leasing activity on its real estate portfolio (i.e., does not have a renewal option or escalation as our tenant leases do), the Company believes that it is appropriate to provide insight into the impact of pre-paid amortization revenue on certain revenue growth rates to provide transparency into the underlying performance of our real estate business.
Foreign currency exchange impact: The majority of the Company’s Latin America, Africa & APAC and Europe revenue and operating expenses are denominated in each country’s local currency. As a result, foreign currency fluctuations may distort the underlying performance of our real estate business from period to period, depending on the movement of foreign currency exchange rates versus the U.S. Dollar. The Company believes it is appropriate to quantify the impact of foreign currency exchange rate fluctuations on its reported growth to provide transparency into the underlying performance of its real estate business.
Other revenue: Other revenue represents revenue not captured by the above listed items and can include items such as customer settlements, fiber solutions revenue and data centers revenue.

Non-GAAP and Defined Financial Measure Definitions
Adjusted EBITDA: Net income before Income (loss) from equity method investments; Income (loss) from discontinued operations, net of taxes; Income tax benefit (provision); Other income (expense); Gain (loss) on retirement of long-term obligations; Interest expense; Interest income; Other operating income (expense), including Goodwill impairment; Depreciation, amortization and accretion; and Stock-based compensation expense. The Company believes this measure provides valuable insight into the profitability of its operations while at the same time taking into account the central overhead expenses required to manage its global operations. In addition, it is a widely used performance measure across the telecommunications real estate sector.
Adjusted EBITDA Margin: The percentage that results from dividing Adjusted EBITDA by total revenue.
Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders: Nareit FFO attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of income tax and other income tax adjustments, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, and (viii) other operating income (expense), less cash payments related to capital improvements and cash payments related to corporate capital expenditures and including adjustments and distributions for unconsolidated affiliates and noncontrolling interests and adjustments for discontinued operations, which includes the impact of noncontrolling interests and discontinued operations on both Nareit FFO and the corresponding adjustments included in AFFO. The Company believes this measure provides valuable insight into the operating performance of its assets by further adjusting the Nareit AFFO attributable to American Tower Corporation common stockholders metric to exclude the factors outlined above, which if unadjusted, may otherwise cause material fluctuations in Nareit FFO attributable to American Tower Corporation common stockholders growth from period to period that would not be representative of the underlying performance of the Company’s property assets in those periods. In addition, it is a widely used performance measure across the telecommunications real estate sector. The Company believes providing this metric, excluding the impacts of noncontrolling interests, enhances transparency, given the minority interests in its Europe business and its U.S. data center business.
AFFO attributable to American Tower Corporation common stockholders per Share: AFFO attributable to American Tower Corporation common stockholders divided by the diluted weighted average common shares outstanding.
Free Cash Flow: Cash provided by operating activities less total cash capital expenditures, including the impacts associated with discontinued operations and payments on finance leases and perpetual land easements. The Company believes that Free Cash Flow is useful to investors as the basis for comparing our performance and coverage ratios with other companies in its industry, although this measure of Free Cash Flow may not be directly comparable to similar measures used by other companies.
Nareit Funds From Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (Nareit), attributable to American Tower Corporation common stockholders: Net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion, and including adjustments and distributions for unconsolidated affiliates and noncontrolling interests and adjustments for discontinued operations. The Company believes this measure provides valuable insight into the operating performance of its property assets by excluding the charges described above, particularly depreciation expenses, given the high initial, up-front capital intensity of the Company’s operating model. In addition, it is a widely used performance measure across the telecommunications real estate sector.
Net Debt: Total long-term debt, including current portion and for periods beginning in the first quarter of 2019, finance lease liabilities, less cash and cash equivalents.
Net Leverage Ratio: Net debt (total long-term debt, including current portion, and for periods beginning in the first quarter of 2019, finance lease liabilities, less cash and cash equivalents) divided by the quarter’s annualized Adjusted EBITDA (the quarter’s Adjusted EBITDA multiplied by four). The Company believes that including this calculation is important for investors and analysts given it is a critical component underlying its credit agency ratings.
New Site Tenant Billings Growth: The portion of Tenant Billings Growth attributable to New Site Tenant Billings. The Company believes this measure provides valuable insight into the growth attributable to Tenant Billings from recently acquired or constructed properties.
Organic Tenant Billings Growth: The portion of Tenant Billings Growth attributable to Organic Tenant Billings. The Company believes that organic growth is a useful measure of its ability to add tenancy and incremental revenue to its assets for the reported period, which enables investors and analysts to gain additional insight into the relative attractiveness, and therefore the value, of the Company’s property assets.
Segment Gross Margin: Revenues less operating expenses, excluding depreciation, amortization and accretion, selling, general, administrative and development expense and other operating expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets.
Segment Operating Profit: Segment Gross Margin less selling, general, administrative and development expense, excluding stock-based compensation expense and corporate expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets while also taking into account the overhead expenses required to manage each of its operating segments.
Segment Operating Profit and Segment Gross Margin are before interest income, interest expense, gain (loss) on retirement of long-term obligations, other income (expense), net income (loss) attributable to noncontrolling interest and income tax benefit (provision).
Segment Operating Profit Margin: The percentage that results from dividing Segment Operating Profit by revenue.
Tenant Billings Growth: The increase or decrease resulting from a comparison of Tenant Billings for a current period with Tenant Billings for the corresponding prior-year period, in each case adjusted for foreign currency exchange rate fluctuations. The Company believes this measure provides valuable insight into the growth in recurring Tenant Billings and underlying demand for its real estate portfolio.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our full year 2026 outlook and other targets, foreign currency exchange rates, our expectations regarding our stock repurchase program, the creditworthiness and financial strength of our customers, the expected impacts of strategic partnerships on our business, our expectations for the closing of signed agreements and the expected impacts of such agreements on our business and our expectations regarding the leasing demand for communications real estate. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a significant decrease in leasing demand for our communications infrastructure would materially and adversely affect our business and operating results, and we cannot control that demand; (2) our business, results of operations and financial condition could be negatively impacted by disputes with our customers; (3) a substantial portion of our current and projected future revenue is derived from a small number of customers, and we are sensitive to adverse changes in the creditworthiness and financial strength of our customers; (4) increasing competition within our industries may materially and adversely affect our revenue; (5) if our customers consolidate their operations, exit their businesses or share site infrastructure to a significant degree, our growth and revenue could be materially and adversely affected; (6) competition to build or purchase assets could adversely affect our ability to achieve our return on investment criteria; (7) new technologies or changes, or lack thereof, in our or a customer’s business model could make our communications infrastructure leasing business less desirable and result in decreasing revenues and operating results; (8) divestitures may materially and adversely affect our financial condition, results of operations or cash flows; (9) our use of joint ventures and strategic partnerships may expose us to risks associated with jointly owned investments; (10) our leverage, debt service obligations and repurchase activity may materially and adversely affect our ability to raise additional financing to fund capital expenditures, future growth and expansion initiatives and may reduce funds available to satisfy our distribution requirements; (11) increased inflation and interest rates may adversely affect us by increasing costs beyond what we can recover through price increases; (12) restrictive covenants in the agreements related to our securitization transaction, our credit facilities and our debt securities could materially and adversely affect our business by limiting flexibility, and we may be prohibited from paying dividends on our common stock, which may jeopardize our qualification for taxation as a REIT; (13) our foreign operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates; (14) our business, and that of our customers, is subject to laws, regulations and administrative and judicial decisions, and changes thereto, that could restrict our ability to operate our business as we currently do or impact our competitive landscape; (15) if we fail to remain qualified for taxation as a REIT, we will be subject to tax at corporate income tax rates, which may substantially reduce funds otherwise available, and even if we qualify for taxation as a REIT, we may face tax liabilities that impact earnings and available cash flow; (16) complying with REIT requirements may limit our flexibility or cause us to forego otherwise attractive opportunities; (17) we could have liability under environmental and occupational safety and health laws; (18) we may be adversely affected by regulations related to climate change; (19) if we, or third parties on which we rely, experience technology failures, including cybersecurity incidents or the loss of personally identifiable information, we may incur substantial costs and suffer other negative consequences, which may include reputational damage; (20) our data center segment contains certain operational differences from our tower leasing operations, resulting in different operational risks. If we do not successfully operate our data center segment or identify or manage the related operational risks, such operations may produce results that are lower than anticipated; (21) if we are unable to protect our rights to the land under our towers and buildings in which our data centers are located, it could adversely affect our business and operating results; (22) our business depends on effective data governance, and failures in our data governance frameworks could adversely affect our operations; (23) the transformation initiatives we undertake may not deliver the results we expect; (24) our expansion initiatives involve a number of risks and uncertainties that could adversely affect our operating results, disrupt our operations or expose us to additional risk; (25) our towers, data centers, other telecommunications assets or computer systems may be affected by natural disasters (including as a result of climate change), public perception of health risks and other unforeseen events for which our insurance may not provide adequate coverage or result in increased insurance premiums; and (26) if we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from those towers will be eliminated. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information that is provided in the section entitled “Risk Factors” in our most recent annual report on Form 10-K, and other risks described in documents we subsequently file from time to time with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30, 2026	December 31, 2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,762.5	$1,474.8
Restricted cash	130.1	130.4
Accounts receivable, net	650.9	650.3
Prepaid and other current assets	578.9	486.3
Total current assets	3,122.4	2,741.8
PROPERTY AND EQUIPMENT, net	20,573.0	20,356.3
GOODWILL	12,181.5	12,255.5
OTHER INTANGIBLE ASSETS, net	13,980.6	14,530.7
DEFERRED TAX ASSET	175.1	151.4
DEFERRED RENT ASSET	3,772.9	3,851.3
RIGHT-OF-USE ASSET	8,466.2	8,426.5
NOTES RECEIVABLE AND OTHER NON-CURRENT ASSETS	1,028.4	876.9
TOTAL	$63,300.1	$63,190.4
LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$202.8	$259.8
Accrued expenses	1,116.9	1,112.5
Distributions payable	852.7	818.6
Accrued interest	330.5	425.2
Current portion of operating lease liability	644.1	584.9
Current portion of long-term obligations	5,226.5	3,387.8
Unearned revenue	497.0	325.0
Total current liabilities	8,870.5	6,913.8
LONG-TERM OBLIGATIONS	31,963.1	33,832.5
OPERATING LEASE LIABILITY	7,146.2	7,158.7
ASSET RETIREMENT OBLIGATIONS	2,527.0	2,512.9
DEFERRED TAX LIABILITY	1,573.6	1,440.3
OTHER NON-CURRENT LIABILITIES	967.2	976.9
Total liabilities	53,047.6	52,835.1
COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock	4.8	4.8
Additional paid-in capital	15,276.9	15,215.3
Distributions in excess of earnings	(5,032.3)	(5,086.0)
Accumulated other comprehensive loss	(4,661.0)	(4,815.8)
Treasury stock	(1,868.7)	(1,665.8)
Total American Tower Corporation equity	3,719.7	3,652.5
Noncontrolling interests	6,532.8	6,702.8
Total equity	10,252.5	10,355.3
TOTAL	$63,300.1	$63,190.4

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
REVENUES:
Property	$2,687.8	$2,527.4	$5,357.7	$5,015.6
Services	61.3	99.5	128.9	174.1
Total operating revenues	2,749.1	2,626.9	5,486.6	5,189.7
OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below):
Property	707.9	640.6	1,372.7	1,240.2
Services	33.4	48.1	71.9	83.0
Depreciation, amortization and accretion	514.4	510.3	1,032.6	1,002.8
Selling, general, administrative and development expense(1)	233.8	233.7	491.2	471.2
Other operating (income) expense	(9.2)	(3.5)	10.2	(59.3)
Total operating expenses	1,480.3	1,429.2	2,978.6	2,737.9
OPERATING INCOME	1,268.8	1,197.7	2,508.0	2,451.8
OTHER INCOME (EXPENSE):
Interest income	44.4	30.6	80.4	57.5
Interest expense	(354.5)	(342.6)	(701.8)	(667.9)
Loss on retirement of long-term obligations	(3.2)	—	(3.2)	—
Other income (expense) (including unrealized foreign currency gains (losses) of $42.1, $(484.0), $110.2 and $(829.7) respectively)	53.8	(373.9)	144.0	(712.1)
Total other expense	(259.5)	(685.9)	(480.6)	(1,322.5)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,009.3	511.8	2,027.4	1,129.3
Income tax provision	(121.8)	(131.3)	(261.4)	(250.2)
NET INCOME	887.5	380.5	1,766.0	879.1
Net income attributable to noncontrolling interests	(20.0)	(13.7)	(39.0)	(23.6)
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$867.5	$366.8	$1,727.0	$855.5
NET INCOME PER COMMON SHARE AMOUNTS:
Basic net income attributable to American Tower Corporation common stockholders	$1.86	$0.78	$3.71	$1.83
Diluted net income attributable to American Tower Corporation common stockholders	$1.86	$0.78	$3.70	$1.83
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (in thousands):
BASIC	465,938	468,178	466,068	467,909
DILUTED	466,265	468,791	466,578	468,717
_______________
(1)Selling, general, administrative and development expense includes stock-based compensation expense in aggregate amounts of $34.2 million and $92.6 million for the three and six months ended June 30, 2026, respectively, and $47.3 million and $100.7 million for the three and six months ended June 30, 2025, respectively.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Six Months Ended June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,766.0	$879.1
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and accretion	1,032.6	1,002.8
Stock-based compensation expense	92.6	100.7
Loss on early retirement of long-term obligations	3.2	—
Other non-cash items reflected in statements of operations	50.0	826.6
Increase in net deferred rent balances	0.0	(45.3)
Right-of-use asset and Operating lease liability, net	35.9	29.3
Changes in unearned revenue	166.8	46.8
Increase in assets	(160.4)	(219.8)
Decrease in liabilities	(99.3)	(43.7)
Cash provided by operating activities	2,887.4	2,576.5
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(770.4)	(635.7)
Payments for acquisitions, net of cash acquired	(133.2)	(332.3)
Proceeds from sales of short-term investments and other non-current assets	76.5	137.7
Deposits and other	(6.6)	(10.9)
Cash used for investing activities	(833.7)	(841.2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facilities	3,601.1	3,632.3
Proceeds from issuance of senior notes, net	872.2	1,560.0
Proceeds from other borrowings	—	1.2
Repayments of notes payable, credit facilities, senior notes, secured debt and finance leases(1)	(4,274.1)	(5,318.2)
Distributions to noncontrolling interest holders	(94.0)	(111.9)
Contributions from noncontrolling interest holders	4.3	111.3
Purchases of common stock	(202.9)	—
Proceeds from stock options and employee stock purchase plan	21.0	30.1
Distributions paid on common stock	(1,641.3)	(1,564.7)
Payment for early retirement of long-term obligations	(2.8)	—
Deferred financing costs and other financing activities(2)	(86.2)	(90.6)
Cash used for financing activities	(1,802.7)	(1,750.5)
Net effect of changes in foreign currency exchange rates on cash and cash equivalents, and restricted cash	36.4	116.6
NET INCREASE IN CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH	287.4	101.4
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	1,605.2	2,108.2
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$1,892.6	$2,209.6
CASH PAID FOR INCOME TAXES, NET	$163.2	$131.4
CASH PAID FOR INTEREST	$789.4	$684.2
_____________
(1)Six months ended June 30, 2026 and June 30, 2025 include $1.6 million and $1.7 million of finance lease payments, respectively.
(2)Six months ended June 30, 2026 and June 30, 2025 include $16.7 million and $15.5 million of perpetual land easement payments, respectively.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions, totals may not add due to rounding.)

	Three Months Ended June 30, 2026
	Property						Services	Total
	U.S. & Canada	Latin America	Africa & APAC(1)	Europe	Data Centers(2)	Total Property
Segment revenues	$1,274	$442	$415	$259	$297	$2,688	$61	$2,749
Segment operating expenses	220	131	147	96	114	708	33	741
Segment Gross Margin	$1,054	$311	$269	$163	$183	$1,980	$28	$2,008
Segment SG&A(3)	42	24	22	16	27	130	6	136
Segment Operating Profit	$1,012	$287	$246	$147	$157	$1,850	$22	$1,872
Segment Operating Profit Margin	79%	65%	59%	57%	53%	69%	36%	68%

Growth Metrics
Revenue Growth	(2.5)%	13.4%	23.5%	11.5%	13.4%	6.3%	(38.4)%	4.7%
Total Tenant Billings Growth	0.7%	(2.4)%	14.5%	6.0%	N/A	2.4%
Organic Tenant Billings Growth	0.7%	(2.4)%	10.6%	4.1%	N/A	1.7%

Revenue Components(4)
Prior-Year Tenant Billings	$1,261	$288	$242	$157	$—	$1,948
Colocations/Amendments	34	7	18	5	—	63
Escalations	39	11	11	4	—	64
Cancellations	(63)	(24)	(4)	(1)	—	(92)
Other	(1)	0	1	(1)	—	(1)
Organic Tenant Billings	$1,270	$281	$268	$163	$—	$1,982
New Site Tenant Billings	0	(0)	9	3	—	13
Total Tenant Billings	$1,270	$281	$277	$166	$—	$1,994
Foreign Currency Exchange Impact(5)	0	32	10	5	—	46
Total Tenant Billings (Current Period)	$1,270	$313	$287	$171	$—	$2,041

Straight-Line Revenue	(26)	(8)	9	1	5	(18)
Pre-paid Amortization Revenue	24	1	0	9	—	35
Other Revenue	5	8	(1)	13	292	317
International Pass-Through Revenue	—	115	107	63	—	285
Foreign Currency Exchange Impact(6)	(0)	12	14	2	—	29
Total Property Revenue (Current Period)	$1,274	$442	$415	$259	$297	$2,688
_______________
(1)Includes results of Bangladesh and the Philippines through dates of sale.
(2)For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(3)Excludes stock-based compensation expense.
(4)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(5)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(6)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Three Months Ended June 30, 2025
	Property						Services	Total
	U.S. & Canada	Latin America	Africa & APAC	Europe	Data Centers(1)	Total Property
Segment revenues	$1,307	$389	$336	$233	$262	$2,527	$100	$2,627
Segment operating expenses	222	124	105	87	103	641	48	689
Segment Gross Margin	$1,085	$265	$232	$146	$159	$1,887	$51	$1,938
Segment SG&A(2)	41	27	19	15	19	121	7	128
Segment Operating Profit	$1,044	$238	$213	$132	$140	$1,766	$45	$1,811
Segment Operating Profit Margin	80%	61%	63%	57%	53%	70%	45%	69%

Growth Metrics
Revenue Growth	(0.6)%	(13.2)%	12.4%	14.5%	13.5%	1.2%	109.9%	3.2%
Total Tenant Billings Growth	3.8%	3.0%	15.8%	7.1%	N/A	5.2%
Organic Tenant Billings Growth	3.7%	2.9%	13.0%	5.1%	N/A	4.7%

Revenue Components(3)
Prior-Year Tenant Billings	$1,215	$305	$204	$140	$—	$1,864
Colocations/Amendments	39	7	12	5	—	63
Escalations	37	16	14	3	—	70
Cancellations	(29)	(12)	(2)	(1)	—	(44)
Other	(2)	(2)	3	(0)	—	(2)
Organic Tenant Billings	$1,260	$314	$231	$147	$—	$1,951
New Site Tenant Billings	2	0	6	3	—	10
Total Tenant Billings	$1,261	$314	$236	$149	$—	$1,961
Foreign Currency Exchange Impact(4)	(0)	(26)	6	7	—	(13)
Total Tenant Billings (Current Period)	$1,261	$288	$242	$157	$—	$1,948

Straight-Line Revenue	18	(7)	13	1	2	28
Pre-paid Amortization Revenue	18	0	0	8	—	27
Other Revenue	9	(7)	(11)	7	260	257
International Pass-Through Revenue	—	124	92	56	—	272
Foreign Currency Exchange Impact(5)	0	(9)	0	4	—	(5)
Total Property Revenue (Current Period)	$1,307	$389	$336	$233	$262	$2,527
_______________
(1)For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(2)Excludes stock-based compensation expense.
(3)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(4)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(5)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL INFORMATION
($ in millions, except share and per share data, totals may not add due to rounding.)

The reconciliation of Adjusted EBITDA to net income and the calculation of Adjusted EBITDA Margin are as follows:
	Three Months Ended June 30,
	2026	2025
Net income	$887.5	$380.5
Income tax provision	121.8	131.3
Other (income) expense	(53.8)	373.9
Loss on retirement of long-term obligations	3.2	—
Interest expense	354.5	342.6
Interest income	(44.4)	(30.6)
Other operating (income)	(9.2)	(3.5)
Depreciation, amortization and accretion	514.4	510.3
Stock-based compensation expense	34.2	47.3
Adjusted EBITDA	$1,808.2	$1,751.8
Total revenue	$2,749.1	$2,626.9
Adjusted EBITDA Margin	66%	67%

The reconciliation of Nareit FFO attributable to American Tower Corporation common stockholders to net income and the calculation of AFFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share are as follows:
	Three Months Ended June 30,
	2026	2025
Net income	$887.5	$380.5
Real estate related depreciation, amortization and accretion	480.4	475.4
(Gains) losses from sale or disposal of real estate and real estate related impairment charges(1)	(8.2)	9.1
Adjustments and distributions for unconsolidated affiliates and noncontrolling interests(2)	(110.4)	(100.3)
Nareit FFO attributable to AMT common stockholders	$1,249.3	$764.7
Straight-line revenue	18.9	(28.2)
Straight-line expense	8.5	9.4
Stock-based compensation expense	34.2	47.3
Deferred portion of income tax and other income tax adjustments(3)	2.9	52.4
Non-real estate related depreciation, amortization and accretion	34.0	34.9
Amortization of deferred financing costs, debt discounts and premiums and long-term deferred interest charges	13.0	13.7
Other (income) expense(4)	(53.8)	373.9
Loss on retirement of long-term obligations	3.2	—
Other operating income(5)	(1.0)	(12.6)
Capital improvement capital expenditures	(44.6)	(37.8)
Corporate capital expenditures	(2.6)	(2.4)
Adjustments and distributions for unconsolidated affiliates and noncontrolling interests(6)	2.1	3.0
AFFO attributable to AMT common stockholders	$1,264.1	$1,218.3
Divided by weighted average diluted shares outstanding (in thousands)	466,265	468,791
AFFO attributable to AMT common stockholders per Share	$2.71	$2.60
_______________
(1)For the three months ended June 30, 2026, includes a net gain on the sales of ATC Philippines and the controlling interest in KTBL of $20.4 million. For the three months ended June 30, 2025, includes a gain on the sale of our fiber assets in South Africa (“South Africa Fiber”) of $53.6 million.
(2)Includes distributions to noncontrolling interest holders, distributions related to the outstanding mandatorily convertible preferred equity in connection with the Company’s agreements with certain investment vehicles affiliated with Stonepeak Partners LP and adjustments for the impact of noncontrolling interests on Nareit FFO attributable to American Tower Corporation common stockholders.

(3)For the three months ended June 30, 2025, includes adjustments for taxes paid in South Africa of $19.6 million, which were incurred as a result of the sale of South Africa Fiber. We believe that these tax payments are nonrecurring, and do not believe these are an indication of our operating performance. Accordingly, we believe it is more meaningful to present AFFO attributable to American Tower Corporation common stockholders excluding these amounts.
(4)For the three months ended June 30, 2026 and 2025, includes (gains) losses on foreign currency exchange rate fluctuations of $(42.1) million and $484.0 million, respectively.
(5)Primarily includes acquisition-related costs, integration costs and disposition costs.
(6)Includes adjustments for the impact of noncontrolling interests on other line items, excluding those already adjusted for in Nareit FFO attributable to American Tower Corporation common stockholders.

The reconciliation of Adjusted EBITDA to AFFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share are as follows:
	Three Months Ended June 30,
	2026	2025
Adjusted EBITDA	$1,808.2	$1,751.8
Straight-line revenue	18.9	(28.2)
Straight-line expense	8.5	9.4
Cash interest expense	(341.5)	(328.9)
Interest income	44.4	30.6
Cash paid for income taxes	(118.9)	(78.9)
Capital improvement capital expenditures	(44.6)	(37.8)
Corporate capital expenditures	(2.6)	(2.4)
Adjustments and dividends for non-controlling interests	(108.3)	(97.3)
AFFO Attributable to Common Stockholders	$1,264.1	1,218.3
Divided by weighted average diluted shares outstanding	466.3	468.8
AFFO Attributable to Common Stockholders per Share	$2.71	$2.60

The reconciliations of segment gross margins are as follows:
	Three Months Ended June 30, 2026
	Property						Services	Total
	U.S. & Canada	Latin America	Africa & APAC	Europe	Data Centers	Total Property
Gross Margin	$908.5	$262.8	$215.4	$81.9	$30.9	$1,499.5	$27.9	$1,527.4
Real estate related depreciation, amortization and accretion	145.5	48.0	53.1	81.4	152.4	480.4	—	480.4
Segment Gross Margin	$1,054.0	$310.8	$268.5	$163.3	$183.3	$1,979.9	$27.9	$2,007.8

	Three Months Ended June 30, 2025
	Property						Services	Total
	U.S. & Canada	Latin America	Africa & APAC	Europe	Data Centers	Total Property
Gross Margin	$936.1	$216.6	$183.3	$70.1	$5.3	$1,411.4	$51.4	$1,462.8
Real estate related depreciation, amortization and accretion	148.8	48.4	48.5	76.0	153.7	475.4	—	475.4
Segment Gross Margin	$1,084.9	$265.0	$231.8	$146.1	$159.0	$1,886.8	$51.4	$1,938.2